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                                                               EXHIBIT 8.1


                                 March 24, 2003



Sun Media Corporation
333 King Street East
Toronto, Ontario M5A 3X5
Canada


Ladies and Gentlemen:

We have acted as special tax counsel to Sun Media Corporation ("Sun Media") in connection with the Registration Statement on Form F-4 filed by Sun Media with the Securities and Exchange Commission on March 24, 2003 (the "Registration Statement"). Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to such terms in the Registration Statement.

It is our opinion that, under the laws of the United States in effect as of the date hereof and as of the date of the Prospectus, the discussion under the heading "TAX CONSIDERATIONS - U.S. Federal Income Tax Considerations" in the Prospectus incorporated by reference in the Registration Statement contains, with respect to U.S. Holders, the relevant and material provisions of present U.S. federal income tax law and is true and correct as set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us under the heading "TAX CONSIDERATIONS - U.S. Federal Income Tax Considerations." In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                        Very truly yours,


                                        /s/ ARNOLD & PORTER